                                IMAX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     For the purpose of computing the ratios of earnings to fixed charges, "earnings" consist of earnings (loss) from continuing operations before income taxes and minority interest, loss (income) from equity-accounted investees, capitalized interest, amortization of capitalized interest and fixed charges. "Fixed charges" consist of interest expense, amortization of expenses related to indebtedness (which are included in interest expense), capitalized interest and an estimate of the interest within rental expense, deemed to be one-third of rental expense. Due to the losses incurred by IMAX Corporation in 2000 and 2001, as well as the shortfall in earnings for the nine months ended September 30, 2003, the ratio coverage is less than 1:1. IMAX Corporation would have had to generate additional earnings of $39.0 million in 2000, $65.1 million in 2001 and $0.7 million for the nine months ended September 30, 2003 to achieve a ratio of 1:1 in those periods.


                                                                                            NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                 ------------------------------------------------------   ---------------------
                                   1998       1999       2000        2001        2002       2002        2003
                                 --------  ---------  ---------   ---------   ---------   ---------   ---------
                                                                           (IN THOUSANDS)

Earnings (loss) from
  continuing operations before
  income taxes and minority
  interest....................   $ 11,917   $ 43,529   $ (42,921)  $ (66,416)   $ 9,906    $ 9,222     $  (261)
Loss (income) from
  equity-accounted investees..      6,763        683       4,811         (73)      (283)       (88)       (501)
Capitalized interest..........         --       (754)     (1,393)       (511)        --         --          --
Amortization of capitalized
  interest....................         --         44         500       1,853         26         20          20
                                 --------   --------   ---------   ---------   --------    -------     -------
                                   18,680     43,502     (39,003)    (65,147)     9,649      9,154        (742)
                                 --------   --------   ---------   ---------   --------    -------     -------
Fixed Charges:
  Interest expense............     14,646     21,860      21,961      22,020     17,570     13,048      11,949
  Capitalized interest........         --        754       1,393         511         --         --          --
 Estimate of the interest
  within rental expense.......        500        967       1,833       1,868      1,326        939       1,212
                                 --------   --------   ---------   ---------   --------    -------     -------
  Total fixed charges.........     15,146     23,581      25,187      24,399     18,896     13,987      13,161
                                 --------   --------   ---------   ---------   --------    -------     -------
Earnings......................   $ 33,826   $ 67,082   $ (13,816)  $ (40,748)   $28,545    $23,140     $12,418
                                 ========   ========   =========   =========   ========    =======     =======
Ratio of earnings to fixed
  charges.....................      2.23x      2.84x          --          --      1.51x      1.65x          --



The following table shows how we calculate the pro forma ratio of earnings to fixed charges. The pro forma ratio of earnings to fixed charges reflects the effects of the issuance and sale of the 9 5/8% senior notes due 2010 and the application of the net proceeds from the sale thereof on the ratio of earnings to fixed charges for the year ended December 31, 2002 and the nine months ended September 30, 2003. Due to the shortfall in earnings for the nine months ended September 30, 2003, the pro forma ratio coverage is less than 1:1. We would have had to generate additional earnings of $2.9 million for the nine months ended September 30, 2003 to achieve a pro forma ratio of 1:1 in that period.

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                                2002            2003
                                                                            ------------    -------------
                                                                                   (IN THOUSANDS)
Fixed charges, as above...............................................        $18,896          $13,161
  Adjustments:
    Estimated net increase in interest expense from
     refinancing(a)...................................................          2,757            2,156
                                                                              -------          -------
  Total pro forma fixed charges.......................................         21,653           15,317
                                                                              -------          -------
Earnings, as above....................................................        $28,545          $12,418
                                                                              =======          =======
Pro forma ratio of earnings to fixed charges..........................           1.32x              --

----------------
(a) Does not reflect any change in interest expense of the repurchase in October 2003 of $15.7 million aggregate principal amount of our 7 7/8% senior notes due 2005 in exchange for 1,864,077 of our common shares.